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        The following is the text of an e-mail message sent to all employees of the Company on May 12, 2004 regarding the merger with Pomeroy IT Solutions, Inc.

[ALTERNATIVE RESOURCES LOGO]

Date:
  May 12, 2004

To:
  All ARC Employees

From:
  Robert Stanojev

Subject:
ARC Merges with Pomeroy IT Solutions

        Attendees of today's Town Hall meeting learned that, subject to shareholder approval, ARC will become a part of Pomeroy, a publicly traded provider of Information Technology Solutions. News of the merger was announced to the business community and general public via the press release that accompanied this email.

        Over the past four years, ARC has struggled to achieve the level of profitability expected by our investors, shareholders and employees. All of our people have made personal and economic sacrifices to keep the company viable. The commitment you made has been tangible and appreciated. However, we firmly believe that all the personal and business goals we shared have a better chance of realization through an affiliation with Pomeroy. While ARC was rapidly transforming, it was clear that we would be resource constrained to accomplish our objectives. Although we did not originally anticipate a merger as a part of our transformational work, we believe that this event offers the means to continue and, in fact, accelerate ARC's transformation.

        Importantly, this should be an exciting opportunity for ARC people, affording you the opportunity to grow your career with a financially stronger company. As you know, Pomeroy is making a sizable financial investment in ARC because they view ARC as an essential component in achieving their leadership goals in the IT Services marketplace. With this acquisition Pomeroy will expand their geographic coverage, enrich their customer base and fill-out their service offerings. Steve Pomeroy believes our business is a "people business" and he will need you to continue to perform and deliver services, TC support and client relationship management that you do so well.

        Our customers will also benefit from this transaction. They will have a richer and more complete set of service offerings to choose from and a deeper resource pool of talented IT professional to draw upon. Also, as you know, over the past few years we have received frequent questions and concern about our financial health. The Pomeroy transaction will eliminate those concerns.

        The following is an overview of Pomeroy and general information regarding ARC employees.

About Pomeroy

        Based in Cincinnati, Ohio, Pomeroy has been in the IT industry since 1981. Today, Pomeroy employs over 1,400 people, more than half of who are technical associates, providing client companies with IT solutions ranging from application development to storage strategies to desktop management. As a solution provider, Pomeroy IT Solutions offers three May categories of service: enterprise consulting, enterprise infrastructure solutions and lifecycle services. Like ARC, Pomeroy's clientele represent a broad spectrum of industries, governments and educational organizations. Pomeroy maintains 26 regional facilities in Alabama, Florida, Georgia, Illinois, Indiana, Iowa, Kentucky, Minnesota, Missouri, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee and West Virginia. For the year ended January 5, 2004, the company reported revenues of $598 million. Pomeroy is a very dynamic company, with a long and successful history in technology services, financial stability and a culture that places people first. To learn more, log-on to Pomeroy's web site at www.Pomeroy.com.

The Advantages to ARC

        The Pomeroy/ARC merger represents an amicable agreement between organizations; it is in no way hostile or adversarial. ARC was in a position to give careful and thoughtful consideration to Pomeroy's offer and consider all of our options. In the end, ARC's Board of Directors agreed that the advantages for ARC people and shareholders far out-weigh any dis-advantages. The synergies between ARC and Pomeroy make this an extremely compelling proposition. Consider the following:

  Financial Stability & Efficiencies

  Pomeroy is a well-managed and financially sound organization that will be able to provide the resources necessary for ARC to grow and expand its service offerings. The combined revenue of Pomeroy and ARC will be roughly $735 million, the pre-merger individual company totals. In addition, when two organizations combine forces, certain elements of the support infrastructure (such as real estate, technology, and functional expertise) can be combined and consequently, the cost of the infrastructure is substantially reduced. This component alone is a compelling reason in favor of the merger. Equally important is Pomeroy's financial strength to make ARC's transformation a reality—a financial investment that ARC would have difficulty making on it's own.

Competitive Scale

  The union of Pomeroy and ARC gives the combined company the scale, presence and competitive edge to attack the technology solutions market. ARC rounds-out the current Pomeroy service offering and visa versa. In the future, when we refer to "life cycle solutions", we'll mean it. With the addition of ARC, Pomeroy will essentially double the size and scope of their services business. Consequently, much of ARC's sales, delivery, and recruiting organizations will remain intact, as ARC transitions to Pomeroy.

Service-Line Synergies

  The technology service offerings of Pomeroy and ARC are largely complimentary. While both ARC and Pomeroy bring capabilities in both applications and operations support, Pomeroy's practice is focused on higher end solutions, whereas ARC has established a strong leadership position on the operations/delivery side of technology. This provides the combined sales organization with solid access into two (often disconnected) entry points within customer technology management infrastructures, as well as a more complete solution set to meet broad-based client needs.

Expansion of Client Base

  Perhaps as important as any single aspect of this merger, both companies will have significantly expanded their client base. The opportunities for cross selling are powerful; the value proposition offered to each client grows exponentially. Pomeroy primarily serves the middle market in the South and Central regions of the US. ARC brings a good presence in the West and Northeast states.

Management Strength

  From our discussions, we know that Pomeroy management is a strong supporter of ARC's transformation. Our mission and objectives are aligned. Some of ARC's current leaders/managers will have a continuing role with the newly combined team of Pomeroy and ARC. In the new organization, ARC will be augmented by a complementary management team, which has not only managed a vibrant and growing business, but has demonstrated an ability to grow through merger and acquisition.

  Breadth & Depth of Talent

  Beyond essentially doubling the number of technology experts employed, this organizational change adds a breadth of skill that expands and enhances the delivery of services beyond what ARC offers today. Both ARC and Pomeroy are well known for their talent, expertise, and attention to delivering high-quality services.

Next Step: Reporting & Disclosure to SEC & Investors

        ARC will file a preliminary and definitive proxy statement and other relevant documents concerning the proposed merger with the Securities and Exchange Commission. Investors and security holders are urged to read the proxy statement when it becomes available, because it will contain important information about the proposed merger. Investors and security holders will have access to free copies of the proxy statement (when available) and other documents filed by ARC with the Securities and Exchange Commission through the Securities and Exchange Commission's web site at www.sec.gov. In addition, the proxy statement and related materials (when available) may also be obtained free of charge from ARC by directing a request to Steve Purcell at 847-620-4369. ARC and its directors, executive officers, certain members of management and employees may be soliciting proxies from stockholders of ARC in favor of the proposed merger. Information concerning the participants in the proxy solicitation will be set forth in the proxy statement when it is filed with the Securities and Exchange Commission.

What This Means to You and Your ARC Colleagues

        All mergers represent tremendous change and opportunity. Although the transitional details have not yet been hammered-out, we will share with you information as it becomes available. An Integration Task force is currently being assembled and several members of our executive team will be engaged in working out the details. However, both companies already operate at "lean and mean" staffing levels. Therefore for most ARC employees, the merger with Pomeroy will represent an enhanced career opportunity—especially for our field sales, recruiting, knowledge center, delivery organizations and others critical to making our operational model function.

        We will make every attempt to conclude this assessment quickly and provide you with more specific information regarding the needs of the business during this transition and how you/your position fit into those plans. I fully understand your need for concrete information regarding what's in store for you.

        I salute and thank each of you who have been loyal supporters of ARC during these challenging times. We ask for your understanding, patience, support and ongoing professionalism as this business combination progresses.

Thank you.

Sincerely,

Bob Stanojev